Exhibit (h)(13)(ii)

SCHEDULE B

VP FUNDS

Effective May 1, 2016 – April 30, 2017

Fund Name	Expense Limit
Access VP High Yield Fund	1.68%

PROFUND ADVISORS LLC, a Maryland limited liability company		ACCESS ONE TRUST, a Delaware statutory trust

By:	/s/ Michael Sapir	By:	/s/ Todd B. Johnson
	Michael L. Sapir Chief Executive Officer		Todd B. Johnson President